Exhibit 10.4

TRANSACTION BONUS AGREEMENT

This TRANSACTION BONUS AGREEMENT (this “Agreement”) is entered into by and between Pixelworks, Inc., an Oregon corporation (the “Company”) and Haley Aman (“Executive”) dated as of October 10, 2025.

WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide Executive with certain financial incentives to reinforce and encourage Executive’s continued attention and dedication through the consummation of a strategic transaction, so to maximize the value of the Company for the benefit of its shareholders.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Transaction Bonus. Subject to the terms and conditions of this Agreement, Executive is eligible to receive a cash bonus (the “Transaction Bonus”) if a Qualifying Transaction is closed before December 31, 2025, resulting in net cash proceeds received by the Company of between $40,000,000 (the “Minimum”) and $70,000,000 (the “Maximum”). The amount of the bonus will be calculated based on the net cash proceeds received by the Company from the Qualifying Transaction. At the Maximum the bonus will be $325,000, with the bonus amount for net cash proceeds below the Maximum reduced by $1,000 for every $100,000 less of net cash received, with amounts below the Minimum and above the Maximum subject to the discretion of the Board of Directors. “Qualifying Transaction” means a transaction or series of related transactions that results in any entity, or more than one entity acting as a group, acquiring ownership of the shares of Pixelworks Semiconductor Technology (Shanghai) Co., Ltd. (“PWSH”) from Company (through its subsidiary, Pixelworks Semiconductor Technology Company LLC), such that following the closing Company holds no more than 20% of the total outstanding shares of PWSH, in exchange for cash that is received by Company or one of Company’s other subsidiaries.

2. Payment. The Transaction Bonus, if any, will be payable to Executive in a single payment within sixty (60) days following the closing date of the Qualifying Transaction.

3. Conditions to Payment. Executive’s right to receive the Transaction Bonus is conditioned on his execution of this Agreement and all of the following: (a) Executive is continuously employed by the Company (or a successor) through and as of the payment date of the Transaction Bonus (except as provided in Section 4 below); and (b) Executive’s compliance with his Proprietary Information and Inventions Assignment Agreement with the Company.

4. Forfeiture. If Executive’s service with the Company is terminated due to an Involuntary Termination (as defined in the Amended and Restated Change of Control and Severance Agreement effective as of April 11, 2019 (the “Executive CoC Agreement”)), Executive will remain entitled to receive any unpaid Transaction Bonus which has been earned as of such date, as determined by the Committee. If Executive’s service with the Company is terminated for any other reason, Executive will immediately forfeit the right to receive the Transaction Bonus.

5. Determinations; Committee Discretion. All determinations regarding the Transaction Bonus, including the amount, if any, of the Transaction Bonus payable to Executive, will be made by the Compensation Committee of the Board of Directors of the Company and will be final, conclusive and binding on all parties.

6. Waiver. Any failure of Executive to comply with any of his obligations under this Agreement may be waived only in writing signed by the Company. No waiver of any breach, failure, right or remedy contained in or granted by the provisions of this Agreement shall constitute a continuing waiver of a subsequent or other breach, failure, right or remedy unless the writing so specifies.

7. Governing Law. This Agreement shall be governed by the laws of the state of Oregon, without giving effect to any conflict of law principles thereof.

8. Counterparts; Construction. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When used in this Agreement, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation”.

9. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may be amended or modified only by written agreement signed by each of the parties.

10. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, devisees, successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11. Assignability. Executive may not assign, delegate, or otherwise transfer any of his or her rights or obligations under this Agreement without the prior written consent signed by the Company. The Company may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without the prior written consent signed by Executive, provided the entity to which this Agreement is assigned shall agree to accept the Company’s obligations under this Agreement.

12. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

13. Section 409A. The provisions of this Agreement shall be construed, interpreted and administered in a manner whereby all provisions are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

14. Golden Parachute Limitations. Section 5 of the Executive CoC Agreement is incorporated herein by reference.

15. At-Will Employment. Nothing in this Agreement shall constitute a promise of continued employment by the Company. Executive’s employment is at will, meaning that either Executive or the Company may terminate the employment relationship at any time for any or no reason.

16. Unfunded Obligation. The amounts to be paid to Executive under this Agreement are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Executive shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

IN WITNESS WHEREOF, the parties hereto have duly executed this Transaction Bonus Agreement as of the date written below.

COMPANY

/s/ Todd A. DeBonis
Todd A. DeBonis
CEO & President

EXECUTIVE

/s/ Haley Aman
Haley Aman

Date: 10/10/2025